Exhibit 99.1
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FOR IMMEDIATE RELEASE

December 1, 2005


                    PLIANT CORPORATION SLASHING DEBT BY 49%
                      AND ANNUAL INTEREST EXPENSE BY 57%

                    Deal would reduce debt by $578 million
                  and annual interest expense by $84 million


SCHAUMBURG, IL - Pliant Corporation announced today that it has reached an agreement in principle with a committee representing the holders of the company's 13% Senior Subordinated Notes and with a majority of the company's current equity holders on the terms of a transaction that, if completed, will result in the exchange of the company's $320 million of 13% Senior Subordinated Notes and $278 million of mandatorily redeemable preferred stock. These would be exchanged for a combination of shares of Pliant common stock and shares of a new Pliant preferred stock, which will not be subject to mandatory redemption, and $20 million of new debt. Completion of the exchange transaction is subject to a number of conditions, including definitive documentation and receipt of requisite approvals from the holders of the company's 13% Senior Subordinated Notes. The conversion of the subordinated debt would eliminate $41.6 million of annual cash interest payments.

Harold Bevis, President and CEO, said, "This financial restructuring is a key pillar in the transformation of Pliant. We have been very successful in transforming our innovation programs, transforming our operational excellence programs, partnering with winning customers and key vendors, and bringing in a world-class executive team to lead the company. We have been hampered by the tremendous debt load on the company, including our mandatorily redeemable preferred stock which is classified as a liability on the company's balance sheet. We believe that this deal will fix the key final component and give us access to the free cash flow that we need to make Pliant the best flexible packaging company in the industry. We are very proud and happy with this new agreement. It is great for our vendors, our customers and our company.

"We thank the members of the 13% noteholder committee and our shareholders for their cooperation in reaching this agreement and for partnering with Pliant's management team. We are confident in our business strategy and our direction. We believe that this deal will effectively remove a cap that we have had on our profit performance and reinvestment rates and enable us to optimize Pliant's performance."


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Separately, Pliant announced several new business wins in Personal Care &
Medical, Food and Beverage packaging, and Industrial markets that will ramp up immediately and are expected to result in more than $50 million of incremental sales.

"We are also pleased to have been selected as a supplier to the market leaders in the areas where we participate. These new business wins reflect the fundamental strength of our business and our outstanding reputation as a provider of value-added packaging products," Mr. Bevis concluded.

Timothy Walsh, Partner with JPMorgan Partners, which is the majority shareholder of Pliant, said, "This deal is in line with our goal of helping Pliant be the best possible company over the long term. We are a total return investor and this is the right answer for Pliant."

Anthony J. Smits, a partner at Bingham McCutchen LLP., which is serving as the legal advisor to the 13% noteholder committee, said: "The noteholder committee looks forward to quickly implementing this deleveraging so that Pliant can focus on business and growth opportunities on a stronger financial footing."

Subject to the continued support of its trade creditors, the company intends to pursue completion of the exchange transaction through an out-of-court exchange offer that will be subject to, among other things, approval by the holders of 97% of the 13% Senior Subordinated Notes and approval by the company's preferred and common stockholders. If the company is unable to complete the exchange transaction through an out-of-court exchange offer, it intends to pursue the exchange transaction through a plan of reorganization in bankruptcy that would leave its trade and senior creditors unimpaired. Any such plan of reorganization would be subject to, among other things, approval by a majority of the holders of the 13% Senior Subordinated Notes that hold, in the aggregate, 66-2/3% of the 13% Senior Subordinated Notes and subject to bankruptcy court approval. If completed, the exchange transaction will result in substantial dilution to the company's current common stockholders and preferred stock holders.

ABOUT PLIANT

Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and agricultural markets. The Company operates 23 manufacturing and research and development facilities around the world, and employs approximately 2900 people.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. Actual results may differ from these forward-looking statements due to numerous factors beyond our control. Those factors include, but are not limited to, our ability to timely complete negotiations and


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documentation of the proposed exchange transaction, obtain all requisite approvals and otherwise satisfy all conditions to completion of the proposed exchange transaction, as well as other factors discussed in more detail in our Annual Report on Form 10-K for 2004 and in subsequent filings with the Securities and Exchange Commission. Any forward-looking statements should be considered in light of these factors.

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CONTACT

Stephen T. Auburn
General Counsel  & Investor Relations
E-MAIL: Steve.Auburn@pliantcorp.com
Voice: 847.969.3319

Company Web Site: WWW.PLIANTCORP.COM